EXHIBIT 3.4

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                             BIG ENTERTAINMENT, INC.

                                    AMENDMENT
                                       TO
               DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
                                       OF
               SERIES A VARIABLE RATE CONVERTIBLE PREFERRED STOCK

         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, Big Entertainment, Inc. (the "Company"), a corporation organized and existing under the Florida Business Corporation Act, hereby adopts the following Articles of Amendment to its Articles of Incorporation. The amendment was adopted at a meeting of the Board of Directors held on May 14, 1999. Shareholder action is not necessary or required.

         FIRST: Section 3(a) to the Designation of Preferences, Rights and Limitations of Series A Variable Rate Convertible Preferred Stock dated as of November 8, 1995 (the "Series A Designation") is amended to read in its entirety as follows:

       "(a) Each Series A Preferred Share shall be and is convertible at the sole option of the holder thereof, into one (1.0) share of Common Stock at any time prior to May 17, 1999 (the "Conversion Period"). Upon a holder's timely exercise of this conversion option in accordance with the following paragraph (b) of this Section 3, such holder shall also be entitled to receive all unpaid dividends that have cumulated or accrued on the Series A Preferred Shares being converted, with such dividends to be determined and paid in accordance with Section 2 hereof as if the `Distribution Date' is the day on which the shares are surrendered for conversion."

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         IN WITNESS WHEREOF, these Articles of Amendment to the Articles of
Incorporation have been executed by the undersigned duly authorized officer of the Company as of the 14th day of May, 1999.

                                      BIG ENTERTAINMENT, INC.

                                      By:  /s/ Mitchell Rubenstein
                                           ----------------------------------
                                              Mitchell Rubenstein,
                                              Chairman of the Board and Chief
                                              Executive Officer